HERTZ AND DOLLAR THRIFTY ANNOUNCE
DEFINITIVE MERGER AGREEMENT

PARK RIDGE, N.J., and TULSA, Okla., August 26, 2012 – Hertz Global Holdings, Inc. (NYSE: HTZ) and Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that they have entered into a definitive merger agreement under which Hertz would acquire Dollar Thrifty for $87.50 per share in cash in a transaction valued at a corporate enterprise value of approximately $2.3 billion.

The combination of Hertz and Dollar Thrifty will create a global, multi-brand rental car leader offering customers a full range of rental options through its strong premium and value brands.  The boards of directors of both companies have unanimously approved the transaction.

Hertz also announced today that it has reached an agreement to sell the Advantage business to Franchise Services of North America ("FSNA") and Macquarie Capital.  FSNA is an experienced rental car operator with subsidiaries including, among others, U-Save, Rent-a-Wreck, Practicar and X Press Rent-a-Car.  The closing of that divestiture is conditioned upon, among other things, Hertz completing an acquisition of Dollar Thrifty.

Hertz Chairman and Chief Executive Officer, Mark P. Frissora said: “We are pleased to have finally reached an agreement with Dollar Thrifty after a lengthy – but worthwhile – pursuit.  We have always believed that a combination with Dollar Thrifty is the best strategic option for both companies.  The transaction provides Hertz instant scale with two new, well- established brands with airport concession infrastructure in the mid-tier value segment.  We’ll be a stronger global competitive player with a full range of rental options not only in the U.S. but in Europe and other markets given Dollar Thrifty’s strong international presence.  In addition, we look forward to moving efficiently and swiftly through the regulatory process having reached an agreement to divest our Advantage brand.”

“Hertz has made a compelling offer to our stockholders that reflects the strength of our business and our team.  Hertz is the logical partner for us with the resources to expand our value focused leisure brands in key car rental markets around the world,” said Scott Thompson, President, CEO and Chairman of the Board of Dollar Thrifty.  “After three years of merger-related activity and speculation, I am pleased that we have reached a win-win transaction for both Hertz and Dollar Thrifty.”

The combination provides Hertz with multiple strategic options to address both corporate and leisure business in all three tiers of the car rental market.  The combined company would have enhanced leadership positions in key markets around the world, with combined June 30, 2012 LTM sales of $10.2 billion and EBITDA of approximately $1.8 billion across approximately 10,000 locations globally.  Moreover, the transaction creates significant growth opportunities, allowing Hertz to aggressively pursue mid-tier value and premium markets with dedicated brands, and compete even more effectively with its multi-brand peers.

The combination is expected to create significant synergy opportunities, including higher productivity and efficiency from shared assets, the elimination of duplicate functions and better deals from suppliers.  The company anticipates at least $160 million of annual cost synergies from the transaction, with additional sales growth opportunities.

The transaction has been structured as a two-step acquisition including a cash tender offer for all outstanding shares of Dollar Thrifty common stock followed by a cash merger in which Hertz would acquire any remaining outstanding shares of Dollar Thrifty common stock.  The transaction is subject to the tender of at least a majority of the shares of Dollar Thrifty common stock, as well as other customary closing conditions.  The successful completion of the transaction is also subject to regulatory clearance by the Federal Trade Commission.  Hertz has remained closely engaged with the FTC to secure antitrust clearance for the proposed transaction and Dollar Thrifty will fully cooperate in the process.

Hertz and Dollar Thrifty will hold a conference call to discuss the transaction tomorrow, August 27, at 9:00 a.m. ET (8:00 a.m. CST).  A live webcast of the call along with a slide presentation to be published on Sunday evening, August 26 will be available on Hertz’s investor relations website www.hertz.com/investorrelations and Dollar Thrifty’s websitewww.dtag.com.  The conference call also can be accessed by dialing (800) 230-1059 or (612) 234-9959 for international callers. The access code is 258689.

Lazard, Barclays, Bank of America Merrill Lynch and Deutsche Bank are acting as financial advisors to Hertz.  Barclays will serve as dealer manager for the tender offer.  Barclays, Bank of America Merrill Lynch and Deutsche Bank will provide financing for the transaction.  Cravath, Swaine & Moore LLP, Debevoise & Plimpton LLP and Jones Day are acting as legal advisors to Hertz.

J.P. Morgan and Goldman, Sachs & Co. are acting as financial advisors to Dollar Thrifty. Cleary Gottlieb Steen & Hamilton LLP is acting as legal advisor to Dollar Thrifty.

Hertz Contact information:

Investors
Leslie Hunziker
Staff Vice President - Investor Relations
Tel: 201-307-2337
E-mail: lhunziker@hertz.com

Media
Richard Broome
Senior Vice President - Corporate Affairs & Communications
Tel: 201-307-2486
E-mail: rbroome@hertz.com

Steven Lipin / Jayne Rosefield
Brunswick Group
Tel: 212-333-3810

Dollar Thrifty Contact Information:
Financial
H. Clifford Buster III
Chief Financial Officer
Tel: 918-669-3277

Investor Relations and Corporate Communications
Anna Bootenhoff
Tel: 918- 669-2236
E-mail: Anna.Bootenhoff@dtag.com

Media
Stephanie Pillersdorf / Brian Shiver
Sard Verbinnen & Co
Tel: 212-687-8080

About Hertz Global Holdings, Inc.

Hertz is the largest worldwide airport general use car rental brand, operating from approximately 8,650 corporate and licensee locations in approximately 150 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz is the number one airport car rental brand in the U.S. and at 119 major airports in Europe. In addition, the Company has sales and marketing centers in 60 countries which promote Hertz business both within and outside such country. Product and service initiatives such as Hertz Gold Choice, Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, Sirius XM Satellite Radio, and unique cars and SUVs offered through the Company's Adrenaline, Prestige and Green Traveler Collections, set Hertz apart from the competition. In 2008, the Company entered the global car sharing market with its service now referred to as Hertz On Demand which rents cars by the hour and/or by the day, at various locations in the U.S., Canada and Europe. Hertz also operates one of the world's largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of rental equipment, from small tools and supplies to earthmoving equipment, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers, from approximately 325 branches in the United States, Canada, China, France, Spain and Saudi Arabia, as well as through its international licensees. Hertz also owns Donlen Corporation, based in Northbrook, Illinois, which is a leader in providing fleet leasing and management services.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 280 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,300 franchise locations in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Hertz’s and Dollar Thrifty’s respective outlooks, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that each of Hertz and Dollar Thrifty have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors that Hertz and Dollar Thrifty believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; and the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty.  Additional information concerning these and other factors can be found in Hertz’s filings and Dollar Thrifty’s filings with the Securities and Exchange Commission, including Hertz’s and Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Hertz and Dollar Thrifty therefore caution you against relying on these forward-looking statements. All forward-looking statements attributable to Hertz, Dollar Thrifty or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Hertz and Dollar Thrifty undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

The tender offer described herein has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Dollar Thrifty’s common stock.  At the time the tender offer is commenced, Hertz will file a tender offer statement and Dollar Thrifty will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the United States Securities and Exchange Commission (the “SEC”).  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer documents that will be filed with the SEC, because they will contain important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  These documents will be available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100.   Copies of Dollar Thrifty’s filings with the SEC will be available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2119.